Joint News Release

   Public Storage Properties XIX, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050


                                 For Release:    Immediately
                                 Date:           April 9, 1997
                                 Contact:        Mr. Harvey Lenkin
                                                 (818) 244-8080
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   GLENDALE, California--Public Storage Properties XIX, Inc. (AMEX:PSY)
   and Public Storage, Inc. announced today that the corporations agreed, subject to certain conditions, to merge. In the merger, PSY would be merged with and into PSA, and each outstanding share of PSY's Common Stock Series A would be converted, at the election of the shareholders of PSY, into either shares of PSA Common Stock or, with respect to up to 20% of the PSY Common Stock, $16.72 in cash. This dollar amount has been based on PSY's estimated net asset value (the appraised value of PSY's real estate assets as of March 17, 1997 and the estimated book value of PSY's other net assets as of June 30, 1997). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PSY's shareholders' meeting. The number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election will be reduced by the amount of cash distributions required to be paid to PSY's shareholders by PSY prior to completion of the merger in order to satisfy PSY's REIT distribution requirements. Additional distributions would be made to shareholders of PSY to cause PSY's estimated net asset value as of the effective date of the merger to be substantially equivalent to $16.72 per share. The merger is conditioned on, among other requirements, approval by PSA's board of directors, receipt of a satisfactory fairness opinion by PSY and approval by the shareholders of PSY. It is expected that any merger would close during the second half of 1997.

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